UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2011

GeoPetro Resources Company

(Exact name of registrant as specified in its charter)

California	001-16749	94-3214487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 California Street Suite 600

 San Francisco, CA 94111

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (415) 398-8186

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 1, 2011, our subsidiary, Madisonville Midstream LLC (“Madisonville”) entered into an Equipment Purchase and Sale Agreement (“PSA”) with Peregrine Midstream Partners LLC (“Peregrine”) for the sale of certain idle gas treatment plant equipment from our Madisonville Project located in Madison County, Texas. The PSA contains customary representations, warranties and agreements by Madisonville and Peregrine, and the consummation of the sale is subject, in addition to customary conditions, to Peregrine receiving regulatory approval to develop an underground gas storage project. The purchase price for the equipment is $8,750,000, payable in installments. A deposit of $150,000 of the purchase price was paid by Peregrine upon execution of the PSA and is non-refundable (except in the case of a material breach of the PSA by Madisonville), though it is credited against the purchase price should closing occur. The remainder of the purchase price ($8,600,000) is due upon the closing of the sale at which time the title to the equipment would change hands.  The closing is to occur on or before May 31, 2011; provided, that if regulatory approval has not been received by Peregrine by May 31, 2011, Peregrine has the option to extend the closing by up to 45 days for a further non-refundable (except in the case of a material breach of the PSA by Madisonville) payment of $150,000, which is also to be credited against the purchase price should closing occur. If the closing has not occurred by June 15, 2011, the purchase price for the equipment shall increase by $2,315.07 per day through the closing date or, if the PSA is terminated, such additional daily amount shall be payable by Peregrine to Madisonville.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEOPETRO RESOURCES COMPANY

Date: April 7, 2011	By:	/s/ Stuart J. Doshi
Stuart J. Doshi, President, Chief Executive Officer and Chairman